Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in Registration Statement Nos. 333-63637, 333-72134, 333-72296, 333-130773 and 333-130774 on Form S-8 of Synergetics USA, Inc. (the “Company”) of our reports dated October 16, 2006, on the consolidated financial statements of the Company for the year ended July 31, 2006, management’s assessment of internal control over financial reporting as of July 31, 2006 and the effectiveness of internal control over financial reporting as of July 31, 2006, which appear in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006.

/s/ McGladrey & Pullen, LLP
St. Louis, Missouri
October 16, 2006